                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            ALLEGHENY ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [Allegheny Energy LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000
                              AND PROXY STATEMENT

                            [Allegheny Energy LOGO]

                             10435 DOWNSVILLE PIKE
                           HAGERSTOWN, MARYLAND 21740

                                                                   April 7, 2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY ENERGY, INC. will be held in Conference Room A on the eleventh floor of 270 Park Avenue, between 47th and 48th Streets, New York, N.Y., on Thursday, May 11, 2000 at 9:30 a.m., New York time, for the following purposes:

          (1) To elect two directors to hold office until 2003 and until their successors are duly chosen and qualified;

          (2) To approve the appointment of independent accountants;

          (3) If presented, to consider and vote upon a shareholder proposal regarding global warming;

          (4) If presented, to consider and vote upon a shareholder proposal regarding golden parachutes;

          (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record at the close of business on April 3, 2000 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors,

                                          EILEEN M. BECK
                                          Secretary

                                PROXY STATEMENT

     Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Energy, Inc. (the Company), 10435 Downsville Pike, Hagerstown, Maryland 21740, for the Annual Meeting of Stockholders to be held on May 11, 2000. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date, or by voting in person at the meeting.

     At the close of business on April 3, 2000, there were outstanding 110,436,317 shares of Common Stock each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. There are no conditions precedent to the exercise of such cumulative voting rights.

     The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes cast is required for the election of each director. The affirmative vote of a majority of all the votes cast is required for approval of the appointment of PricewaterhouseCoopers LLP as independent accountants and for the two proposals. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes.

     The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 7, 2000. The Annual Report for 1999 has already been mailed to stockholders.

ELECTION OF DIRECTORS

     As a result of the passage of Maryland legislation affecting corporate governance of companies incorporated in the state, on July 15, 1999 the Company's Board of Directors by resolution amended the Company's Articles of Incorporation, which amendment was filed with the Maryland State Department of Assessments and Taxation on July 20, 1999, adding provisions that among other things, divided the Board of Directors into three classes, with each class serving a three-year term and one class being elected each year. The current Board of eight members now consists of Class I with two members and Classes II and III with three members each. The term of office of the Class I directors expires this year. Therefore they are the only directors standing for election this year. The term of Class II directors ends in 2001 and of Class III directors in 2002. At this and future annual meetings of the stockholders, the successors to the class of directors whose term expires that year will be elected for a three-year term.

     The proxies received, unless marked to the contrary, will be voted for the election of the following persons, both of whom are now directors of the Company and are the nominees of the Board of Directors at this election, or, if considered desirable, cumulative voting rights will be exercised by the proxy holder to elect as many of such nominees as possible. The Board of Directors does not expect that either of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

DIRECTOR, PRINCIPAL OCCUPATION,                                      DIRECTOR
OTHER DIRECTORSHIPS,                                                  OF THE
BUSINESS EXPERIENCE, AND 1999 COMPANY                                COMPANY
BOARD AND COMMITTEE MEETINGS ATTENDANCE                       AGE     SINCE
---------------------------------------                       ---    --------
NOMINEES FOR ELECTION FOR THE CLASS OF DIRECTORS WHOSE TERMS
  EXPIRE IN 2003
WENDELL F. HOLLAND(1)(5)                                      48       1994
  Of Counsel, Obermayer, Rebmann, Maxwell & Hippel LLP and
  Director of Bryn Mawr Bank Corporation. Formerly, Vice
  President, American International Water Services Company,
  of Counsel, Law Firm of Reed, Smith, Shaw & McClay,
  Partner, Law Firm of LeBoeuf, Lamb, Greene & MacRae, and
  Commissioner of the Pennsylvania Public Utility
  Commission.
  Attendance: 23 of 23
GUNNAR E. SARSTEN(4)(5)(6)                                    62       1992
  Chairman and Chief Executive Officer of MK International.
  Formerly, President and Chief Operating Officer of
  Morrison Knudsen Corporation, President and Chief
  Executive Officer of United Engineers & Constructors
  International, Inc. (now Raytheon Engineers &
  Constructors), and Deputy Chairman of the Third District
  Federal Reserve Bank in Philadelphia.
  Attendance: 31 of 31
THE DIRECTORS WHOSE TERMS CONTINUE ARE AS FOLLOWS:
DIRECTORS WHOSE TERMS EXPIRE IN 2001
ELEANOR BAUM(3)(4)                                            59       1988
  Dean of The Albert Nerken School of Engineering of The
  Cooper Union for the Advancement of Science and Art,
  Director of Avnet, Inc. and United States Trust Company,
  Chair of the Engineering Workforce Commission, a fellow of the Institute of Electrical and Electronic Engineers, and
  Past Chairman of the Board of Governors, New York Academy
  of Sciences. Formerly, President of Accreditation Board
  for Engineering and Technology and President, American
  Society for Engineering Education.
  Attendance: 27 of 28
WILLIAM L. BENNETT(1)(5c)(6)                                  50       1991
  Vice Chairman and Director, HealthPlan Services
  Corporation, a leading managed health care services
  company and Director of Sylvan, Inc. Formerly, Chairman,
  Director, and Chief Executive Officer of Noel Group, Inc.
  Attendance: 24 of 25
PHILLIP E. LINT(1c)(3)(5)(6)                                  70       1989
  Retired. Formerly partner, Price Waterhouse.
  Attendance: 30 of 30
DIRECTORS WHOSE TERMS EXPIRE IN 2002
FRANK A. METZ, JR.(2)(3)(4c)(6c)                              65       1984
  Retired. Director of Solutia Inc. Formerly, Senior Vice
  President, Finance and Planning and Director of
  International Business Machines Corporation, a
  manufacturer and distributor of information systems
  equipment and services and Director of Monsanto Company
  and Norell Corporation.
  Attendance: 29 of 29

DIRECTOR, PRINCIPAL OCCUPATION,                                      DIRECTOR
OTHER DIRECTORSHIPS,                                                  OF THE
BUSINESS EXPERIENCE, AND 1999 COMPANY                                COMPANY
BOARD AND COMMITTEE MEETINGS ATTENDANCE                       AGE     SINCE
---------------------------------------                       ---    --------
ALAN J. NOIA(2c)(3)(5)                                        53       1994
  Chairman of the Board, President, and Chief Executive
  Officer of the Company and of Allegheny Energy Service
  Corporation and Chairman and Chief Executive Officer of
  the Company's other principal subsidiaries. Formerly,
  President and Chief Operating Officer of the Company and
  President of The Potomac Edison Company.
  Attendance: 25 of 25
STEVEN H. RICE(2)(3c)(4)(6)                                   56       1986
  Attorney and Consultant to financial institutions.
  Director of LaJolla Bank, a Federal Savings Bank and
  LaJolla Bancorp, Inc. Formerly, President, LaJolla Bank,
  Northeast Region, President and Chief Executive Officer of
  Stamford Federal Savings Bank, President of The Seamen's
  Bank for Savings, and Director of the Royal Insurance
  Group, Inc.
  Attendance: 29 of 29

---------------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Finance Committee.
(4) Member of Management Review and Director Affairs Committee.
(5) Member of New Business Committee.
(6) Member of Strategic Affairs Committee.
(c) Current committee Chairman.

COMPENSATION OF DIRECTORS

     Each of the directors is also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Energy Service Corporation (Allegheny companies). In 1999, directors who were not officers or employees (outside directors) received for all services to the Company and Allegheny companies (a) $17,000 in retainer fees (annual retainer fee increased from $16,000 to $20,000 effective October 1, 1999), (b) $800 for each committee meeting attended except Executive Committee meetings for which such fees were $200, and (c) $250 for attendance at each Board meeting of the Company, Monongahela, Potomac Edison, and West Penn through September 30, 1999 and (d) effective October 1, 1999 $1,000 for each committee meeting attended. The Board meeting fee did not change. The Chairperson of each committee, other than the Executive Committee, receives an additional fee of $4,000 per year. Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, effective October 1, 1999 the outside directors of the Company receive an annual retainer of $12,000 worth of Common Stock (in lieu of the 200 shares of Common Stock received pursuant to the Allegheny Energy, Inc. Restricted Stock Plan for Outside Directors, which was terminated September 30,
1999). Further, a Deferred Stock Unit Plan for Outside Directors provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the Company's Common Stock. Outside directors who serve at least five years on the Board and leave at or after age 65, or upon death or disability, or as otherwise directed by the Board, will receive such payments. In 1999 the Company credited each outside director's account with 275 deferred stock units; the number will increase to 300 in 2000; to 325 in 2001; to 350 in 2002; and to 375 in 2003. Effective
September 1, 1999, outside directors are also granted 1,000 stock options each year; in 1999 they received three-years' worth, with 1,000 options to vest each year 1999-2001.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors currently appoints the following committees: Audit, Executive, Finance, Management Review and Director Affairs, New Business, and Strategic Affairs.

     Audit Committee. Messrs. Phillip E. Lint (Chairman), William L. Bennett and Wendell F. Holland. The Audit Committee, which is made up of outside directors only, makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. It met four times in 1999.

     Executive Committee. Messrs. Alan J. Noia (Chairman), Frank A. Metz, Jr., and Steven H. Rice. The Executive Committee has, with certain exceptions, all the powers of the Board when the Board is not in session. No meetings were held in 1999.

     Finance Committee. Mr. Steven H. Rice (Chairman), Mrs. Eleanor Baum and Messrs Phillip E. Lint, Frank A. Metz, Jr., and Alan J. Noia. The Finance Committee reviews and makes recommendations to the Board with respect to financing, short-term borrowing policies, pension risk management, proposals for mergers, and acquisition of other companies and properties. It met five times in 1999.

     Management Review and Director Affairs Committee. Mr. Frank A. Metz, Jr. (Chairman), Mrs. Eleanor Baum and Messrs. Steven H. Rice and Gunnar E. Sarsten. The Management Review and Director Affairs Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors and considers recommendations sent by shareholders to the Company that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of such person to serve as a director if nominated and elected. It met ten times in 1999.

     New Business Committee. Messrs. William L. Bennett (Chairman), Wendell F. Holland, Phillip E. Lint, Alan J. Noia, and Gunnar E. Sarsten. The New Business Committee reviews and makes recommendations to the Board with respect to the entry of the Company into new businesses and proposed budgets, business plans, and investments. It met seven times in 1999.

     Strategic Affairs Committee. Messrs. Frank A. Metz, Jr. (Chairman), William L. Bennett, Phillip E. Lint, Steven H. Rice, and Gunnar E. Sarsten. The Strategic Affairs Committee, which is made up of the outside Directors who are Chairmen of the other Board committees and Mr. Sarsten, makes recommendations to the Board with respect to potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring, or other strategic initiatives. It met once in 1999.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Company to audit its consolidated financial statements for 2000 and to perform other audit related services. Such services include: review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special purpose reports covering such matters as employee benefit plans and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters. PricewaterhouseCoopers also performs non-audit services for the Company. The Board has directed that the appointment of PricewaterhouseCoopers be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they wish and to answer questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

                             SHAREHOLDER PROPOSALS

     The following proposals have been submitted by shareholders for inclusion in this proxy statement.

     The names and addresses of the shareholders submitting the proposals, as well as the number of shares held, will be furnished by Allegheny Energy either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

     A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the meeting and it is supported by a majority of the shares that are voted.

SHAREHOLDER PROPOSAL CO-SPONSORED BY TWO ORGANIZATIONS REGARDING GLOBAL WARMING

     WHEREAS:

     The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is a real, existing problem posing serious challenges to our country;

     The Intergovernmental Panel on Climate Change, composed of more than 2000 government selected scientists, warns that global warming caused by burning fossil fuels and emitting greenhouse gases is already under way;

     More frequent and deadly heat waves have claimed the lives of increasing numbers of poor, asthmatic and elderly people nationwide.

     Spring comes a week earlier across the Northern Hemisphere than it did 30 years ago.

     Severe rainstorms have grown by almost 20%.

     The Arctic ice sheet is in many places 40 inches thinner that its normal 10 ft.

     Warmer waters have bleached coral reefs around the globe.

     Glaciers are melting.

     Sea levels are rising.

     WE BELIEVE:

     In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Allegheny Energy to live up to its responsibility as a producer of the pollution which causes global warming. A variety of companies including Enron, BP Amoco, 3M, Toyota and others have stated that they "accept the views of most scientists that enough is known about the science and environmental impacts of climate change for us to take actions to address its consequences." These companies are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by these industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

     RESOLVED: that the shareholders of Allegheny Energy request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 2000, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change, and (iii) actions by our company, or by the industry associations to which it pays dues, promoting the view that the issue of climate change is exaggerated, not real, or that global warming may be beneficial.

                              SUPPORTING STATEMENT

     We believe that Allegheny Energy is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is using shareholder money for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to obstruct efforts to address climate change.

                          END OF SHAREHOLDER PROPOSAL

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

     As detailed below, the Company has taken numerous voluntary, precautionary steps to address the issue of global climate change. Many uncertainties remain in the global climate change debate, including the relative contributions of human activities and natural processes, the extremely high potential costs of extensive mitigation efforts, and the significant economic and social disruptions which may result from a large-scale reduction in the use of fossil fuels. The Company is responding appropriately and will continue to explore cost-effective opportunities to improve efficiency and performance.

     The Company participates in an active climate related research program and is responsive to the voluntary guidelines suggested in the national Energy Policy Act of 1992 under Section 1605(b) directed toward reducing, controlling, avoiding and sequestering greenhouse gases. Since initiating this program in 1995, the Company has taken many concrete steps to reduce greenhouse gases and help stimulate a business climate that encourages improved efficiency, performance, electrical loss reductions, and cost effectiveness:

     - Allegheny has reduced its annual emissions of greenhouse gases by approximately 1.6 million short tons of CO2 equivalent.

     - Allegheny signed a Memorandum of Understanding with the U.S. Department of Energy to participate in the Climate Challenge and supports the Electric Power Research Institute, which funds about $10 million per year of direct climate research.

     - Allegheny supports the Climate Challenge Initiatives in cooperation with other utilities through Edison Electric Institute (EEI).

     Initiatives undertaken by the Company include:

     - Envirotech Investment Fund, a venture capital fund for promising electrotechnologies and renewable energy technologies to which Allegheny has committed $3.11 million of which nearly $2.9 million has already been spent; and $100,000 to the Geothermal Heat Pump Consortium, International Utility Efficiency Partnership, and Utility Forest Carbon Management Initiatives.

     - The Company spends about $2 million annually on in-house research projects intended to improve efficiency, reliability and cost effectiveness. Research results to date in these areas have contributed positively to applications of new technology, operating efficiencies, reduced electrical losses, and emission reductions.

     - In Pennsylvania, under West Penn Power Company's restructuring plan, the Company has invested $11 million in a fund to promote the development and use of renewable energy; $8 million per year in a program for weatherization and other community action programs; $4 million to provide low income and rural households with the opportunity for clean and renewable energy sources; a net energy metering rider to install and operate renewable energy generation; and a solar water heater and photovoltaic program as part of a low income energy pilot program.

     The Company will also maintain its environmental awareness and compliance with all applicable federal law and state implementation plans, as it has throughout its history. Under the 1970 Clean Air Act and its Amendments and the Clean Water Act and its Amendments, the Company has made capital investments of over $1.6 billion for environmental control equipment. Allegheny is committed to environmental stewardship and the research needed to provide answers to difficult compliance problems. Even with these requirements, Allegheny remains one of the most efficient providers of low cost electricity in America.

     Allegheny Energy is pursuing a growth strategy to become a successful national energy supplier by maximizing and expanding the efficient, low-cost assets in its generating fleet. In expanding this fleet, the Company has adopted a fuel diversification strategy that includes a role for natural gas-fired facilities, as exemplified by the operation of two new 44-megawatt combustion turbines that entered service in 1999 at Springdale, Pennsylvania and the announcement of plans for a 540-megawatt combined cycle plant at the same location. The Company has also recently announced plans to install five additional 44-megawatt gas-fired combustion turbines at various sites in Pennsylvania in year 2000. Allegheny Energy recognizes the value of coal as a fuel source and remains committed to its use for sound economic and environmental reasons. However as the generating fleet expands, other fuels, including natural gas, oil and also other sources of energy such as scrap tires, biomass (wood wastes), and wind will be investigated to help supply customer demand while achieving economic and environmental objectives.

     Allegheny Energy is participating in a variety of voluntary programs to reduce emissions of greenhouse gases. However, no requirements or regulations for mandatory reductions of greenhouse gases exist at this time. Any costs or liabilities for future required reductions or damages are highly speculative in the absence of reduction requirements. It is not possible to quantify these potential effects with any accuracy.

     Allegheny Energy does not promote, nor does it belong to organizations that promote, the view that the issue of climate change is not real or that global warming may be beneficial.

     The Company believes that it has taken prudent, adequate, and balanced steps to protect the environment, consumers, shareholders, and the national interest in energy security and will continue to do so.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

SHAREHOLDER PROPOSAL REGARDING GOLDEN PARACHUTES

     RESOLVED:

Shareholder Right to Vote on Golden Parachutes

     Golden Parachutes, generous payments to management after a merger, shall be approved by a majority stockholder vote. This includes a vote as a separate resolution at a shareholder meeting.

     The entire amount of golden parachutes shall be substantially indexed to the performance of Allegheny Energy (AYE) stock (and/or the merged company) over the 3 years following the merger completion, compared to the Dow Jones Utilities Index. This is similar to performance-based stock options.

     This includes that golden parachutes shall not be given for a merger with less than 50% change in control. Or for a merger approved but not completed.

     SUPPORTING STATEMENT:

     A respected proxy advisory service said shareholders should have the opportunity to independently evaluate, then reject or approve golden parachutes.

     Golden parachutes need reasonable limits due to the substantial pay executives already receive. Golden parachutes may reduce incentives to maximize shareholder value during merger negotiations because management is guaranteed specific benefits.

     The recent failed merger with DQE Inc. would have given Allegheny management Golden Parachutes of 3-times their maximum annual pay.

     However, the Federal Court said DQE Inc. properly canceled the proposed Allegheny-DQE merger. Source: Reuters, Dec. 3, 1999.

     Allegheny management may still try to salvage their triple-bonus parachutes by appealing the Federal Court's Dec. 3, 1999 ruling against the merger. Source:
Allegheny Power Dec. 3, 1999 Press Release.

     While management focused on the merger for 2 1/2 years, the day to day operation of the company suffered:

Allegheny reported...
     - An extraordinary charge of $265 million
     - A net loss of $50.6 million
        Business Wire  Oct. 16, 1998

3rd quarter earnings dropped $11 million.
        Allegheny Press Release  Oct. 15, 1999

Allegheny stock drops to one-year low.
        Wall Street Journal  Dec. 15, 1999

     Management needs to give shareholder value higher priority. The Investor Responsibility Research Center, Washington, DC, said management's 1998 stock option plan had a potential shareholder dilution of 8% -- four-times the average in Allegheny's industry peer group. Institutional Shareholder Services (www.cda.com/iss) recommended a no vote. Management's 1998 stock option was rejected by 30% of shareholder votes -- ignoring management's direction.

     This 30%-rejection shows that management's direction failed the scrutiny of a substantial number of shareholders. This sizable shareholder rejection alerts shareholders to question management direction carefully, including its direction on this resolution.

     This proposal, for shareholder right to vote on golden parachutes, received a sizable 36% shareholders approval at the 1999 shareholder meeting.

     The 36%-approval is significant since:

- Management dominates communication with shareholders.

- Management directed shareholders not to approve.

- Management's proxy card makes it easier to mark one box and thus vote all items per management's direction.

- Management influences the vote of millions of shares by appointing trustees to vote for shareholders.

- Management confused shareholders in 1999 by publishing the resolution -- deleting its ballot number.

                  To maximize shareholder value vote yes for:
                 Shareholder Right to Vote on Golden Parachutes
                                    Yes on 4

                          END OF SHAREHOLDER PROPOSAL

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and motivate them to maximize stockholder returns. These programs, which have been developed to be competitive with compensation packages offered by other comparable employers, link a significant portion of executive compensation to performance and to total stockholder return.

     The Board of Directors oversees the compensation arrangements for the Company's officers, primarily through the Management Review and Director Affairs Committee of the Board. (See the report of the Management Review and Director Affairs Committee below.) The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of the Company and its stockholders.

     The Company's Change in Control contracts, one feature of the total compensation arrangements, are intended to enhance the Company's ability to attract and retain the highest quality executives. The Board believes that these executives could have pursued other employment opportunities with companies that offer similar or greater financial benefits and income security to that offered in the Company's Change in Control contracts. It would be unreasonable to expose these executives to financial risks without protection similar to what other companies would offer in the event that their positions with the Company are adversely affected by an unanticipated change in circumstances. The Change in Control contracts are also intended to keep executives focused and objective in dealing with Company matters, rather than being distracted by the personal financial effect of their actions if a situation involving potential change of control arises. With the Change in Control contracts, the Company's executives are provided with a degree of financial protection that allows them to act decisively in maximizing stockholder value.

     The Board believes the Company's Change in Control contracts, described under Change in Control contracts on page 17, are appropriate to address these concerns and are comparable to similar programs at other major companies. Placing an arbitrary ceiling or restrictions on the Board's ability to provide such payments to senior executives may put the Company at a competitive disadvantage by damaging the Company's ability to attract and retain the executive talent necessary to lead the Company in an industry undergoing radical change amid an uncertain and evolving regulatory environment. Further, the Board believes the proposal would be impracticable and unfair. So-called "golden parachutes" are not paid to individuals still employed by the company making the payments but to certain executives who have lost their positions due to a merger. As a result, they have no influence over the performance of that company following their departure. They should not be expected to wait three years, as the shareholder proposes, before receiving the compensation provided.

     The Management Review and Director Affairs Committee of the Board, on an ongoing basis, devotes considerable time and effort to compensation issues, including the balance to be struck among the various objectives of that program. The Board of Directors believes that it is ultimately in the stockholders' best interest that the responsibility for this ongoing process continue to be vested in the Board and that Committee, rather than being preempted and inhibited by rigid and arbitrary limitations, such as that reflected in the proposed resolution.

     Furthermore, the shareholder misconstrues a company press release which stated that the company was "reviewing its options" in light of the Court's decision regarding Allegheny's claim of breach of contract by DQE, Inc. Management was not trying to "salvage" any payments that might be awarded under its Change in Control contracts. The Company chose to appeal the Court's decision because it believed the decision was wrong, and believed it was in the best interest of the Company to pursue the available judicial remedy. Moreover the shareholder mis-characterizes the financial data reported. The extraordinary charge and net loss resulting therefrom were the direct result of electric utility deregulation pursuant to law, not day-to-day operations.

     Finally, the Company does not "influence the vote of millions of shares by appointing trustees to vote for shareholders." All shareholder votes, no matter how the shares are held, are cast and tallied exactly as the shareholder specifies. It is only if the shareholder validates and returns his or her proxy but does not specify how to vote his or her shares that the proxy holder votes the shares as set forth in the proxy.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

            MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT

GENERAL

     The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review and Director Affairs Committee (the Committee) of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

     The Committee continues to believe that with the advent of competition to this industry that a large portion of compensation should be included in incentive plans. For 2000, a substantial portion of total compensation will continue to be linked to corporate and business performance.

     The executive compensation program is intended to meet three objectives:

     - Create a strong link between executive compensation and total return to stockholders.

     - Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

     - Ensure internal compensation equity -- maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

     In a further effort to tie the executive compensation program to the overall success of Allegheny, stock ownership guidelines were adopted in 1999 for the executive officers. The guidelines require the Chief Executive Officer
(CEO) to own stock valued at 3.5 times his base salary; the business unit Presidents and Senior Vice Presidents at 1.75 times base salary; and the Vice Presidents at one times base salary. They have until December 31, 2003 to meet the guidelines.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program has four components: base salary, short-term and long-term incentive awards, and stock options.

     The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

     To ensure that the Company's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable electric utilities -- 50 or more for 1999. The survey companies are part of the Energy Services Industry Database of the consulting firm.

     In 1999, over 46% of these survey companies are included in the Dow Jones Electric Index to which the Company's performance is compared on page 18 of this proxy statement. This comparison, conducted by a national compensation consulting firm, involves matching Company positions, including the CEO, with those in the survey companies that have comparable duties and responsibilities. For 1999, the survey indicated that the Company's executive salary structure was below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation in line with the survey average for comparable positions.

Base salary:

     The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results, including such things as total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

Short-term Incentive Awards:

     The Allegheny Energy Annual Incentive Plan (the Annual Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers, including executive officers, selected by the Committee. The Annual Incentive Plan provides for establishment of individual incentive awards based on corporate performance. Corporate performance measures are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, dividends paid per share, and dividend payout ratios), cost of service to customers, and Company performance, including competitive position. In addition, individual and departmental performance goals are set on a position specific basis for participants.

     Operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. The target awards under the 1999 Incentive Plan were determined by the Committee, and participants could earn from zero to 1 1/2 times the target award. For the 1999 Incentive Plan the targets were $312,500 for Mr. Noia and from $90,000 to $160,000 for the other named officers. Targets for other participants were from $90,000 and lower, which are approximately 50% or less of 1999 base salary. Annual Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1997, 1998, and 1999 are included in the Annual Compensation Table for those years under the column "Incentive Awards" for the individuals named therein.

Long-term Incentive Awards: Performance Shares and Stock Options

     The Allegheny Energy, Inc. Long-term Incentive Plan (the Incentive Plan) replaced the Allegheny Power System Performance Share Plan (the Performance Share Plan) in 1998. Both plans were designed as an aid in attracting and retaining individuals of outstanding ability. Awards earned under both plans are based on performance over 3-year "cycles." Eleven executive officers of the Company and its subsidiaries were selected by the Committee to participate in Cycle IV (1997-1999); eleven in Cycle V (1998-2000), and fifteen in Cycle VI (1999-2001). Cycle IV provides for the establishment of corporate incentive awards based on meeting specific stockholder and customer performance rankings (total stockholder return ranking in the Dow Jones Electric Utility Index and cost of customer service versus nine other utilities). Cycles V and VI are based solely on total stockholder return ranking in the Dow Jones Electric Utility Index.

     The Cycle IV target awards under the Performance Share Plan range from $70,000 for the named officers to $230,000 for Mr. Noia, which equate to 2,300 to 7,570 shares of stock as of January 1, 1997, the start of the performance cycle. The actual award calculated under the Plan equaled 108% of the target amount. The dollar value of such shares calculated as of December 31, 1999, including reinvested dividends, is included in the compensation table on page 13.

     The Cycle V target awards under the Incentive Plan range from $80,000 for the named officers to $262,500 for Mr. Noia, which equate to 2,461 to 8,077 shares of stock as of January 1, 1998, the start of the performance cycle.

     The Cycle VI target awards under the Incentive Plan range from $45,000 for the named officers to $156,250 for Mr. Noia, which equate to 1,488 to 5,165 shares of stock as of January 1, 1999, the start of the performance cycle. The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle VI are listed in the Long-term Incentive Plan Table on page 15.

     The actual payouts will be determined in 2001 for Cycle V and in 2002 for Cycle VI, after completion of each cycle and determination of the actual stockholder rankings. The actual awards may be paid in Company stock or stock options (for Cycle V) and just Company stock (Cycle VI) and can range from 0 to 200% of the targeted shares noted above.

     During 1999, as approved by stockholders during 1998, the executive officers were granted stock options, based upon surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of Allegheny common stock on the day of grant, and become exercisable after the expiration of a period of time, typically three years and generally continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Allegheny common stock occurs over a specified number of years.

     For Mr. Noia, the Committee developed salary and Annual Incentive Plan award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence. The Annual Incentive Plan recommendation was based primarily on 1999 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality and cost of service rendered to customers; and overall Allegheny Energy performance, including competitive position. Mr. Noia's 1999 total compensation reflected the Committee's evaluation of his performance as CEO and the described overall results.

     Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the Proxy Statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

     No current member of the Management Review and Director Affairs Committee is or ever was an employee of the Company or any of its subsidiaries.

                                          FRANK A. METZ, JR., Chairman
                                          ELEANOR BAUM
                                          STEVEN H. RICE
                                          GUNNAR E. SARSTEN

EXECUTIVE COMPENSATION

     During 1999, and for 1998 and 1997, the annual compensation paid by the Company and its subsidiaries directly or indirectly to the Chief Executive Officer and each of the four most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for services in all capacities to the Company and its subsidiaries was as follows:

                                   ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                               ---------------------------   ------------------------------------------
                                                             PERFORMANCE
                                                 INCENTIVE   SHARE PLAN      NUMBER        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY    AWARDS(A)    PAYOUT(B)    OF OPTIONS   COMPENSATION(C)
---------------------------    ----   --------   ---------   -----------   ----------   ---------------
ALAN J. NOIA                   1999   $575,000   $312,500     $260,183      190,000        $112,350
  Chairman, President, Chief   1998    525,000    180,500      286,655        --            184,788
  Executive Officer, and       1997    460,000    253,000      250,657        --            124,495
  Director of the Company and
  Allegheny Energy Service
  Corporation. Chairman of
  the Board of the Company's
  other principal
  subsidiaries.

PETER J. SKRGIC                1999   $290,000   $196,800     $158,372       80,000        $  6,925
  Senior Vice President of     1998    280,000    123,000      204,753        --             50,757
  the
  Company and Allegheny        1997    265,000    155,400      150,394        --             91,409
  Energy Service Corporation.
  Vice President and Director
  of the Company's other
  principal subsidiaries.

MICHAEL P. MORRELL             1999   $260,000   $156,000     $ 96,154       66,000        $ 27,592
  Senior Vice President of     1998    255,000    117,000      114,870        --             28,599
  the
  Company and Allegheny        1997    240,000     95,200        --(d)        --             26,068
  Energy Service Corporation.
  Vice President and Director
  of the Company's other
  principal subsidiaries.

JAY S. PIFER                   1999   $255,000   $146,400     $ 96,154       66,000        $  7,073
  Senior Vice President of     1998    250,000     66,500      131,042        --             41,542
  the
  Company and Allegheny        1997    240,000     95,200      150,394        --             67,810
  Energy Service Corporation.
  President and Director of
  the Company's other
  principal subsidiaries.

RICHARD J. GAGLIARDI           1999   $210,000   $113,400     $ 79,186       52,000        $ 14,713
  Vice President of the        1998    200,000     60,400      114,662        --             25,345
  Company and Allegheny        1997    190,000     75,600      100,263        --             25,340
  Energy Service Corporation
  and of certain of the
  Company's other
  subsidiaries.

---------------
(a) Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears but are paid in the following year. The Annual Incentive Plan will be continued for 2000.

(b) In 1994, the Board of Directors of the Company implemented a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries which was approved by the shareholders of the Company at the annual meeting in May 1994. The first Plan cycle began on January 1, 1994 and ended on December 31, 1996. A second cycle began on January 1, 1995 and ended on December 31, 1997. The figure shown for 1997 represents the dollar value paid in 1998 to each of the named executive officers who participated in Cycle II. A third cycle began on January 1, 1996 and ended on December 31, 1998. The figure shown for 1998 represents the dollar value paid in 1999 to each of the named executives who participated in Cycle III. A fourth cycle began on January 1, 1997 and ended on December 31, 1999. The figure shown for 1999 represents the dollar value paid in 2000 to each of the named executives who participated in Cycle IV. In 1998, the Board of Directors of the Company implemented a new Long-term Incentive Plan, which was approved by the Company's shareholders at the annual meeting in 1998. A fifth cycle (the first three-year performance period of this plan) began on January 1, 1998 and will end on December 31, 2000. A sixth cycle began on January 1, 1999 and will end on December 31, 2001. After completion of each cycle, Company stock, stock options (for Cycle V), cash, a combination, or just Company stock (Cycle VI) may be paid if performance criteria have been met.

(c) The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

    Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them, except Mr. Morrell, who is not covered by this plan. Effective January 1, 1993, Allegheny started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, Allegheny purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to Allegheny at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 1999, all eligible employees may elect to have from 2% to 12% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of nine available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of the Company. Effective January 1, 1997 the maximum amount of any employee's compensation that may be used in these computations is $160,000. Employees' interest in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 1999, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program and the Executive Life Insurance and Secured Benefit Plans, and (b) ESOSP contributions respectively, as follows: Mr. Noia $107,550 and $4,800; Mr. Skrgic $2,593 and $4,332; Mr. Morrell $23,391 and $4,201; Mr. Pifer $2,273
    and $4,800; and Mr. Gagliardi $10,399 and $4,314; respectively.

(d) Michael P. Morrell joined the Company on May 1, 1996 and did not receive a payment from the Performance Share Plan for the second Plan cycle. The Cycle III payout is prorated for the period May 1, 1996 -- December 31, 1998.

                ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN
                       SHARES AWARDED IN LAST FISCAL YEAR
                                   (CYCLE VI)

                                                                      ESTIMATED FUTURE PAYOUTS
                                                                 -----------------------------------
                                                 PERFORMANCE     THRESHOLD     TARGET       MAXIMUM
                                                 PERIOD UNTIL    NUMBER OF    NUMBER OF    NUMBER OF
NAME                                                PAYOUT        SHARES       SHARES       SHARES
----                                             ------------    ---------    ---------    ---------
Alan J. Noia...................................   1999-2001        2,583        5,165       10,330
  Chief Executive Officer
Peter Skrgic...................................   1999-2001        1,323        2,645        5,290
  Senior Vice President
Michael P. Morrell.............................   1999-2001        1,075        2,149        4,298
  Senior Vice President
Jay S. Pifer...................................   1999-2001          992        1,983        3,966
  Senior Vice President
Richard J. Gagliardi...........................   1999-2001          744        1,488        2,976
  Vice President

     The named executives were awarded the above number of performance shares for Cycle VI. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 1999-2001 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of the Company's common stock based on the price of such stock on December 31, 1998. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of the Company's common stock on December 31, 2001 and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of the Company prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2002.

     The actual payout of an executive's award may range from 0 to 200% of the target amount, before dividend reinvestment. The Management Review and Director Affairs Committee may decide to convert the value of such performance shares to stock options at that time or deliver cash or shares of common stock. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

                             OPTION GRANTS IN 1999

---------------------------------------------------------------------------------------------------------------------
                                                                 INDIVIDUAL GRANTS(1)
                                     ---------------------------------------------------------------------------
                                    NUMBER OF        % OF TOTAL
                                    SECURITIES    OPTIONS GRANTED                                       GRANT DATE
             NAME                   UNDERLYING           TO                                              PRESENT
                                     OPTIONS        EMPLOYEES IN    EXERCISE PRICE                       VALUE(2)
                                    GRANTED(1)          1999            ($/SH)      EXPIRATION DATE        ($)
---------------------------------------------------------------------------------------------------------------------
                                      40,000           3.64%           30.1875         02/22/2009        $203,102
  Alan J. Noia                       150,000           13.66%          31.4895         12/02/2009        794,480
---------------------------------------------------------------------------------------------------------------------
                                      20,000           1.82%           30.1875         02/22/2009        101,551
  Peter J. Skrgic                     60,000           5.46%           31.4895         12/02/2009        317,792
---------------------------------------------------------------------------------------------------------------------
                                      16,000           1.46%           30.1875         02/22/2009         81,241
  Michael P. Morrell                  50,000           4.55%           31.4895         12/02/2009        264,827
---------------------------------------------------------------------------------------------------------------------
                                      16,000           1.46%           30.1875         02/22/2009         81,241
  Jay S. Pifer                        50,000           4.55%           31.4895         12/02/2009        264,827
---------------------------------------------------------------------------------------------------------------------
                                      12,000           1.09%           30.1875         02/22/2009         60,930
  Richard J. Gagliardi                40,000           3.64%           31.4895         12/02/2009        211,861
---------------------------------------------------------------------------------------------------------------------

(1) Options become exercisable three years after date of the grant.

(2) The Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. Allegheny Energy's use of this model should not be construed as an endorsement of its accuracy of valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 10 years, volatility of 22.83%, dividend yield at 5.83%, and interest rate of 6.25%. The real value of the options in this table depends upon the actual performance of Allegheny Energy's stock during the applicable period.

RETIREMENT PLAN

     The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).

     Pursuant to the Secured Benefit Plan senior executives of Allegheny companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. Beginning February 1, 1996 the earnings include 50% of the actual award paid under the Annual Incentive Plan and beginning January 1, 1999, include 100% of the award actually paid under the Annual Incentive Plan. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 13 of this proxy statement. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.

     The following table shows estimated maximum annual benefits payable to participants in the Secured Benefit Plan following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as 12 times the highest average monthly earnings and other salary payments actually earned, whether or not payment is deferred, for any 36 consecutive months), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

                               PENSION PLAN TABLE

                                                        YEARS OF CREDITED SERVICE
                                     ---------------------------------------------------------------
AVERAGE COMPENSATION(A)              15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
-----------------------              --------   --------   --------   --------   --------   --------
$ 200,000..........................  $60,000..  $ 80,000   $100,000   $110,000   $115,000   $120,000
   300,000.........................    90,000    120,000    150,000    165,000    172,500    180,000
   400,000.........................   120,000    160,000    200,000    220,000    230,000    240,000
   500,000.........................   150,000    200,000    250,000    275,000    287,500    300,000
   600,000.........................   180,000    240,000    300,000    330,000    345,000    360,000
   700,000.........................   210,000    280,000    350,000    385,000    402,500    420,000
   800,000.........................   240,000    320,000    400,000    440,000    460,000    480,000
   900,000.........................   270,000    360,000    450,000    495,000    517,500    540,000
 1,000,000.........................   300,000    400,000    500,000    550,000    575,000    600,000

---------------
(a) The earnings of Messrs. Noia, Skrgic, Pifer, Gagliardi and Morrell covered by the plan correspond substantially to such amounts shown for them in the annual compensation table. As of December 31, 1999, they had accrued 30, 35, 35, 21, and 3 1/2 years of credited service, respectively, under the Retirement Plan. Pursuant to an agreement with Mr. Morrell, at the end of ten years of employment with the Company, Mr. Morrell will be credited with an additional eight years of service.

CHANGE IN CONTROL CONTRACTS

     The Company has entered into Change in Control contracts with the named and certain other executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of the Company (as defined in the Agreements) and (ii) the employee's obligation to continue his employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by the Company for Cause, Disability or Retirement or by the employee for other than Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with the Company maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expires on December 31, 2001 but is automatically extended for one year periods thereafter unless either the Company or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for thirty-six months after a Change in Control.

PERFORMANCE GRAPH



     The graph set forth below compares the Company's cumulative total stockholder return on its Common Stock with the Dow Jones Electric Utility Index and the Standard & Poor's Midcap 400 Index at each December 31 during the period beginning December 31, 1995 and ending December 31, 1999, and assumes the investment of $100 in each on December 31, 1994 and the reinvestment of all dividends.

Five Year Comparison Graph

                                                    ALLEGHENY ENERGY           DOW JONES ELECTRICS           S&P MIDCAP 400
                                                    ----------------           -------------------           --------------
Dec 94                                                   100.00                      100.00                      100.00
Dec 95                                                   141.00                      132.00                      131.00
Dec 96                                                   158.00                      133.00                      156.00
Dec 97                                                   180.00                      168.00                      206.00
Dec 98                                                   202.00                      192.00                      246.00
Dec 99                                                   166.00                      162.00                      282.00

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each director and each named executive officer of the Company, and by all directors and executive officers of the Company as a group as of March 15, 2000. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                            SHARES OF
                                                             AE, INC.        PERCENT
NAME                                                       COMMON STOCK      OF CLASS
----                                                       ------------    ------------
Eleanor Baum.............................................      3,600       .05% or less
William L. Bennett.......................................      4,370            "
Richard J. Gagliardi.....................................     17,127            "
Wendell F. Holland.......................................      1,927            "
Phillip E. Lint..........................................      2,381            "
Frank A. Metz, Jr........................................      4,364            "
Michael P. Morrell.......................................     12,138            "
Alan J. Noia.............................................     50,832            "
Jay S. Pifer.............................................     23,013            "
Steven H. Rice...........................................      4,697            "
Gunnar E. Sarsten........................................      7,600            "
Peter J. Skrgic..........................................     29,144            "
All directors and executive officers of the Company as a
  group (19 persons).....................................    205,966           .19%

---------------
* Excludes the outside directors' accounts in the Deferred Stock Unit Plan which, on March 1, 2000 were valued at the number of shares shown: Baum, 3,976; Bennett, 2,132; Holland, 1,982; Lint, 5,691; Metz, 4,260; Rice, 2,713
  and Sarsten, 3,654.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. No director or officer failed to file such reports on a timely basis in 1999.

OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their judgment.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone or other means, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

     It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately, or to vote by telephone or via the Internet, as described in the Proxy Card. No postage need be affixed if mailed in the enclosed envelope in the United States.

DEADLINE FOR SHAREHOLDER PROPOSALS

     The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 13, 2000.

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS NECESSARY IF MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES. PLEASE NOTE, IN THE ALTERNATIVE YOU CAN VOTE BY TELEPHONE OR VIA THE INTERNET.

PROXY

                         [LOGO ALLEGHENY ENERGY, INC.]

                              10435 DOWNSVILLE PIKE
                           HAGERSTOWN, MARYLAND 21740

                 PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder hereby appoints Alan J. Noia, Thomas K. Henderson, and Eileen M. Beck, and each of them, Proxies, with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Allegheny Energy, Inc. to be held on the 11th Floor of 270 Park Avenue, between 47th and 48th Street, New York, New York, on May 11, 2000, at 9:30 a.m., New York time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as hereinafter specified by the undersigned on the proposals listed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting.

     WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTING SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2 AND "AGAINST" ITEMS 3 AND 4.
                   This Proxy is Continued on the Reverse Side

       PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
                [PHONE] VOTE BY TELEPHONE OR INTERNET [COMPUTER]

                          QUICK *** EASY *** IMMEDIATE

          YOUR VOTE IS IMPORTANT! -- YOU CAN VOTE IN ONE OF THREE WAYS:

1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 HOURS A DAY-7 DAYS A WEEK.

    There is NO CHARGE to you for this call. - Have your proxy card in hand.

   You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

OPTION 1:       To vote as the Board of Directors recommends on ALL proposals, press 1.
                WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

OPTION 2:       If you choose to vote on each proposal separately, press 0. You will hear these instructions:

                Proposal 1 - To vote FOR ALL nominees, press 1;
                     to WITHHOLD FOR ALL nominees, press 9

  To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

     Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                   WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

           The instructions are the same for all remaining proposals.

                                       OR

2. VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.eproxy.com/aye

                                       OR

3. VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

                   NOTE: If you vote by Internet or telephone,
                 THERE IS NO NEED TO MAIL BACK your Proxy Card.
                             THANK YOU FOR VOTING.

                                                             Please mark
                                                             your votes as   [X]
                                                             indicated by
                                                             this example.

                                                      10435 Downsville Pike
[LOGO ALLEGHENY ENERGY, INC.]                         Hagerstown, Maryland 21740

                                                                                                                        WITHHOLD
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.                                   FOR            for all
                                                                                                    all nominees        nominees
Item 1 -- Election of the following nominees as Directors:                                               [ ]               [ ]
          01 Wendell F. Holland
          02 Gunnar E. Sarsten

To Withhold authority to vote for any nominee, write the name on the line below

________________________________________________________________________________


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" IN ITEM 2.
                                                                                          FOR          AGAINST           ABSTAIN
Item 2 -- Approval of appointment of PricewaterhouseCoopers LLP as independent            [ ]            [ ]               [ ]
accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" IN ITEM 3.
                                                                                          FOR          AGAINST           ABSTAIN
Item 3 -- Shareholder proposal regarding global warming.                                  [ ]            [ ]               [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" IN ITEM 4.
                                                                                          FOR          AGAINST           ABSTAIN
Item 4 -- Shareholder proposal regarding golden parachutes.                               [ ]            [ ]               [ ]

                                                         Will attend meeting [ ]



Signature(s)______________________________________________ Date___________, 2000
(Please sign your name(s) exactly as shown above).

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF THREE WAYS:

1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                       OR

2. Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       OR

3. Vote by Internet at our Internet Address: http://www.eproxy.com/aye


                                   PLEASE VOTE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                ADMISSION TICKET
                             ALLEGHENY ENERGY, INC.
                       2000 ANNUAL MEETING OF STOCKHOLDERS

                             Thursday, May 11, 2000
                                    9:30 A.M.
                                 270 Park Avenue
                                   11th Floor
                                  New York, NY